Exhibit 99.1

The Center for Wound Healing, Inc. to be Acquired by Sverica International

Tarrytown, N.Y., October 5, 2010 – The Center for Wound Healing, Inc. (OTC Bulletin Board: CFWH), a leading manager of comprehensive wound care treatment centers that offer wound care and hyperbaric oxygen therapy, today announced that it has entered into a definitive agreement to be acquired by Sverica International, a leading private equity firm, for approximately $41 million.

Under terms of the agreement, which has been unanimously approved by CFWH’s board of directors, CFWH shareholders will receive $0.60 in cash, subject to certain adjustments, for each share of CFWH common stock they hold, representing a 140% premium over the $0.25 closing price on October 5, 2010.  The cash amount that CFWH shareholders will be entitled to receive under the agreement, giving effect to all possible adjustments, will be at least $0.579 per share.

Completion of the transaction is subject to customary closing conditions, including CFWH shareholder approval, and the receipt by Sverica of financing for the transaction in accordance with financing commitments received.  Holders of approximately 68% of CFWH’s outstanding common stock have executed a voting agreement under which they have agreed to vote their shares in favor of approval of the proposed acquisition.

The transaction is expected to be completed in the fourth quarter of 2010, subject to customary closing conditions.

Gleacher & Company Securities, Inc. and Butzel Long, a professional corporation, acted as financial and legal advisors, respectively, to The Center for Wound Healing, Inc.’s Board of Directors.

About The Center for Wound Healing, Inc.

The Center for Wound Healing, Inc. is a leading manager of comprehensive wound care treatment centers that offer hyperbaric oxygen therapy ("HBOt") as well as traditional wound care treatment modalities.  The Company manages 32 wound care centers in the eastern United States in partnership with local acute care hospitals.  CFWH was founded by physicians in 1997 with a focus on establishing in-hospital centers of excellence to treat the growing incidence of severe grade diabetic wounds of the lower extremities and wounds that are unresponsive to general wound care treatments.  The Company's centers have consistently achieved high treatment success rates, resulting in a dramatic increase in patient quality of life and significant cost savings to the healthcare system.

About Sverica International

Sverica International is a leading private equity firm with over $425 million of assets under management across three funds.  The firm acquires, invests in and actively builds companies that are, or could become, leaders in their industries.  Since 1993 Sverica has maintained a “high touch” operating philosophy of taking an active role in portfolio companies.  Sverica devotes significant internal resources to help its management teams develop and execute growth strategies.